Exhibit 10.10

SQUARE 1 BANK AND SQUARE 1 FINANCIAL, INC.

AMENDED AND RESTATED WARRANT INCENTIVE COMPENSATION PLAN

ARTICLE I

INTRODUCTION

1.1 General. This Plan is an incentive compensation program that is intended to provide incentive compensation to key employees of Square 1 Bank and Square 1 Financial, Inc. to encourage them to remain as employees of such entities, reward them for contributing materially to the success of their employer, and further their identity of interests with those of shareholders of the Company. Bonus compensation paid under the Plan will be derived from proceeds of liquidation of warrants received by Square 1 Bank as consideration for loans. Warrants will be managed strictly in accordance with and consistent with the general goals and objectives set forth in the Warrant Policy of the Employer and the Company, and all decisions regarding exercise of warrants and liquidation of stock acquired upon exercise shall be made exclusively by the Finance Department and the Warrant Committee strictly in accordance with the Warrant Policy and any procedures developed in accordance with the Warrant Policy. This Plan is intended to be a payroll practice of the Bank that is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not intended to be a nonqualified deferred compensation plan that is subject to Section 409A of the Internal Revenue Code of 1986, as amended

1.2 Name. This Plan shall be known as the Square 1 Warrant Incentive Compensation Plan (herein referred to as the “Plan”).

1.3 Effective Date. The Plan is effective as of August 8, 2005.

ARTICLE II

DEFINITIONS

2.1 “Board” means the board of directors of the Employer.

2.2 “CEO” means the Chief Executive Officer of the Employer.

2.3 “Change of Control” shall occur if any of the following events occur:

(a) Any person acquires beneficial ownership, directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s securities;

(b) Within any twenty-four (24) month period, the individuals who were directors of the Company at the beginning of such period (the “Incumbent Directors”) shall cease to constitute at least a majority of the board of directors or the board of directors of any successor to the Company; provided, however, that any director elected or nominated for election to the Board of Directors of the Company by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this (b); or

(c) The shareholders of the Company approve a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company which is consummated (a “Corporate Event”), and immediately following the consummation of which the shareholders of the Company immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the voting power of (i) in the case of a merger or consolidation, the surviving or resulting corporation, (ii) in the case of a share exchange, the acquiring corporation, or (iii) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than twenty-five percent (25%) of the consolidated assets of the Company immediately prior to such Corporate Event.

2.4 “Committee” means the Compensation Committee of the Board.

2.5 “Company” means Square 1 Financial, Inc. and any company or organization that (i) succeeds Company by merger or consolidation, or (ii) acquires substantially all of the operating assets of Company.

2.6 “Employer” means Square 1 Bank which is wholly owned by the Company.

2.7 “Executive/Administration Pool” means the pay-out of 10% of the aggregate Net Warrant Income generated with respect to all warrants converted into cash in a given fiscal year or applicable portion of a fiscal year.

2.8 “Initiator Pool” means the pay-out of 20% of the aggregate Net Warrant Income generated with respect to a given warrant.

2.9 “Initiator Excluded Participant” means each member of executive management (including the CEO, Chief Financial Officer, Chief Credit Officer, Chief Operations Officer, General Counsel and District Presidents), each Credit Administration risk manager or other personnel with credit approval authority, the Treasurer, and each member of the Warrant Committee.

2.10 “Net Warrant Income” means the cash proceeds received by the Employer from the exercise of a warrant and liquidation of the underlying stock, net of all costs associated with managing the warrant and liquidating the underlying stock, including without limitation any transaction, settlement, administrative or processing fees, or expenses of hedging the warrant position, if any, and includes any cash payment received in connection with a success fee or other similar right taken in lieu of a warrant as consideration for a loan made by the Employer.

2.11 “Participant” means any employee of Employer as the CEO, acting in his sole and absolute discretion, designates as eligible to participate in the Plan with respect to any fiscal year , and, at the discretion of the Committee, the CEO and the other executive officers of the Employer.

2.12 “Plan” means this instrument, including all amendments thereto.

2.13 “Warrant” (whether capitalized or not) means a contractual right to purchase stock in a company valid for a specific term of years at a fixed price, and any similar “synthetic” right, such as a success fee or stock appreciation right.

2.13 (a) “Warrant Committee” means the Warrant Committee of the Company.

2.14 “Warrant Initiation Form” means the form prepared by the banker who originates a warrant at the time of origination and approved by the District President and the CEO which designates those employees who are eligible to participate in the Initiator Pool and specifies their allocations; a sample is attached as Exhibit 1.

ARTICLE III

INCENTIVE AWARDS

3.1 Bonus Pool Amount. The amount of the warrant bonus pool shall be 30% of the Net Warrant Income paid out in two separate distributions. The Initiator Pool shall constitute 20% of the Net Warrant Income, and the Executive/Administrative Pool shall constitute 10% of the Net Warrant Income.

3.2 Distribution of Bonus Pool.

(a) Initiator Pool. The Initiator Pool for a given warrant shall be allocated among the Participants in the Plan designated as eligible to receive a payment with respect to that warrant on the approved Warrant Initiation Form prepared at origination of the warrant in accordance with the allocations set forth in that Warrant Initiation Form. For a warrant to be eligible for Initiator Pool treatment, the completed Warrant Initiation Form must generally be submitted to the CEO for approval within thirty (30) days of origination of the warrant. In the event that a designated non-originator Participant separates from employment with the Employer prior to the distribution of the Initiator Pool, that Participant’s interest in the bonus pool will be forfeited and shall revert to the eligible Participants under the Executive/Administrative Pool. In the event that the originating banker separates from employment with the Employer prior to the distribution of the Initiator Pool, that Participant’s interest will be forfeited and shall revert to the eligible Participants under the Executive/Administrative Pool. Initiator Pool pay-outs will generally be made within sixty (60) days following the Employer’s receipt of proceeds and final settlement of the transaction in which the stock acquired upon exercise of the particular warrant is sold, provided, however, that the CEO shall retain the absolute discretion to withhold or defer some or all of the allocations of each Initiator Pool in such amount or amounts as the CEO may determine for any reason, and the CEO shall not be obligated under any circumstances to award 100% of any Initiator Pool. With respect to any allocations or portions of an allocation of an Initiator Pool which the CEO withholds, the affected Participant(s) shall forfeit the right to receive such allocation in the future unless the CEO determines in the CEO’s sole discretion to carry forward such allocations to a future date.

(b) Executive/Administrative Pool. The Executive/Administrative Pool shall be allocated among the Plan Participants as and when determined by the CEO, and, as applicable, the Committee. All Plan Participants are eligible to participate in the Executive/Administrative Pool; however, the Executive/Administrative Pool will primarily be allocated among administrative and executive Plan Participants not eligible to participate in the Initiator Pool. Executive/Administrative Pool pay-outs will generally be distributed at regular six (6) month intervals with respect to the Net Warrant Income received by the Company during the pay-out period ending on the last day of the month immediately preceding the month the pay-out is made, at the discretion of the CEO, and, as applicable, the Committee, provided, however, that the CEO, and, as applicable, the Committee, shall retain the absolute discretion to withhold or defer some or all of the Executive/Administrative Pool in such amount as the CEO or the Committee may determine and shall not be obligated under any circumstances to award 100% of any Executive/Administrative Pool. With respect to any portion of an Executive/Administrative Pool which the CEO or the Committee withholds, the right to receive such portion in the future shall be forfeited unless the CEO or the Committee, as applicable, determines in his or its sole discretion to carry forward such portion to a future date.

A Participant’s interest in the Plan will terminate immediately upon the Participant’s termination of employment for any reason other than an acquisition of the Employer or the Company that results in a Change of Control of such entity. Except as provided in the sentence immediately below, no Participant’s interest in any distribution shall vest until actual receipt by the Participant of an allocation of an applicable distribution. At the time of any acquisition of the Employer or the Company, any existing interests will immediately vest and any funds being held by the Employer or the Company from the liquidation of warrants shall be immediately paid to the designated Participants.

A Participant must be employed by and in good standing with Employer on the actual date of distribution in order to be eligible to share in the applicable Initiator Pool or Executive/Administrative Pool.

3.3 Other Bonuses. Nothing contained in this Plan shall in any manner modify, impair, or affect the existing or future rights or interests of a Participant (i) to receive any employee benefits to which the Participant would otherwise be entitled, or (ii) to receive any other bonus payments that the Board may, in its sole and absolute discretion, award to the Participant in any fiscal year.

3.4 Certain Conditions and Limitations. Notwithstanding anything else set forth herein to the contrary, bonuses shall not be paid under the Plan for any fiscal year if such payment would contravene any provision of any agreement relating to credit extended to the Employer or the Company or if the payment would constitute a default or event of default with respect to any outstanding indebtedness of the Employer or the Company.

3.5 Withholding; Payroll Taxes. To the extent required by law in effect at the time any bonus payments are made, the Employer shall withhold from payments made hereunder the income, employment or other taxes required to be withheld by the federal or any state or local government.

ARTICLE IV

ADMINISTRATION

4.1 Administration. The Committee shall administer the Plan in accordance with the Plan’s terms, and the Committee shall have the power, in its sole and absolute discretion, to construe the terms of the Plan and to determine all questions arising in connection with the administration, interpretation, and application of the Plan, including, without limitation, the eligibility of any Participant to participate in a given distribution. Any such determination by the Committee shall be conclusive and binding upon all parties. The Committee shall establish rules and procedures, correct any defects, supply any information, or reconcile any inconsistency in such manner and to such extent as shall be deemed necessary or advisable to carry out the purposes of the Plan.

To the extent it deems necessary or desirable in connection with the administration of the Plan, the Committee may (i) delegate all or a portion of its duties to employees of Employer or to other persons, and (ii) appoint counsel, accountants, advisers, and other service providers.

4.2 Indemnification of the Committee. The Committee and the individual members thereof shall be indemnified by the Employer and the Company against any liability, cost or expense, including attorney fees and amounts paid in settlement of any claim, arising out of any act or omission to act, except in the case of willful misconduct by the Committee or its individual members as the case may be.

ARTICLE V

MISCELLANEOUS

5.1 Amendment or Termination. The Employer expects the Plan to be permanent but, since future conditions affecting the Employer cannot be anticipated or foreseen, the Employer must necessarily and does hereby reserve the right to amend, modify, or terminate the Plan or defer distributions at any time by action of the Employer, including with respect to bonus payments accrued but not yet paid. Any such action (except as to deferral of distributions to individual Participants) shall be adopted by formal action of the Board and executed by an officer authorized to act on behalf of the Employer.

5.2 Nonalienation. Except insofar as applicable law may otherwise require, (i) no amount payable to or in respect of a Participant at any time shall be subject in any manner to alienation by a Participant by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind, any attempt to so alienate, sell, transfer, assign, pledge, attach, charge, or otherwise encumber any such amount, whether presently or thereafter payable, shall be void; and (ii) the Employer shall in no manner be liable for or subject to the debts, liabilities, contracts, engagements, or torts of a Participant.

5.3 Funding. The Plan is intended to be an unfunded plan of deferred compensation maintained for a select group of highly compensated or management employees. The obligation of the Employer to make payments hereunder shall constitute a general unsecured obligation of the Employer to the Participant. No Participant or his or her beneficiary shall have any interest in any particular asset of the Employer or of the Company by reason of the Company’s obligation hereunder, and nothing contained herein shall create or be construed as creating any other fiduciary relationship between the Employer and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Employer hereunder, such right shall be no greater than the right of an unsecured creditor of the Employer. Notwithstanding the foregoing, the Employer may establish and maintain a grantor trust for the purpose of discharging its obligation to pay benefits under this Plan.

5.4 Employment Relationship. Nothing contained in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer, or to interfere with the right of any Employer to discharge a Participant at any time regardless of the effect which such discharge shall have upon him under this Plan.

5.5 Confidentiality. Each Participant agrees that the terms and conditions of this Plan shall be confidential and shall not be disclosed by a Participant to any other person (other than the Participant’s immediate family members and legal, accounting, and financial planning advisors) without the prior written consent of the Committee. Any breach of this provision shall constitute grounds for termination of Participant for willful misconduct.

5.6 Construction of Plan. This Plan shall be construed and enforced according to the laws of the State of North Carolina and, to the extent applicable, federal law. The headings and subheadings of this Plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof. The invalidity or unenforceability of a particular provision of this Plan shall not affect the other provisions hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provisions were omitted. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural read as the singular.

IN WITNESS WHEREOF, this Amended and Restated Plan has been executed this 1st day of October, 2007.

SQUARE 1 BANK

	By	/s/ Richard Casey
		Title:	President and Chief Executive Officer
ATTEST:

/s/ Beth Reeves
Secretary

SQUARE 1 FINANCIAL, INC.

	By	/s/ Ronald Gorczynski
		Title:	Senior Vice President, Finance
ATTEST:

/s/ Beth Reeves
Secretary